Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
CapMAC Holdings Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-05429) on Form S-8 of CapMAC Holdings Inc. of our reports dated January 29, 1997, relating to the consolidated balance sheets of CapMAC Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which reports appears in the December 31, 1996, annual report on Form 10-K of CapMAC Holdings Inc.


/s/ KPMG Peat Marwick LLP

New York, New York
March 24, 1997